GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
COMPLETES ACQUISITION OF
EUROPE’S ALLIANCE AUTOMOTIVE GROUP

ATLANTA, November 2, 2017 — Genuine Parts Company (NYSE: GPC) announced today that it has completed the purchase of Alliance Automotive Group (AAG) for a total purchase price of approximately $2 billion (US$), including the repayment of AAG’s outstanding debt, effective today.

AAG is the second largest parts distribution platform in Europe, with a focus on light vehicle and commercial vehicle replacement parts. Headquartered in London, AAG has approximately 8,000 employees and 2,100 company-owned stores and affiliated outlets across France, the U.K., Germany and Poland. AAG has a consistent track record of organic revenue and earnings growth supported by strategic investments based on a proven M&A strategy to gain scale, efficiencies and geographic coverage.

The Company financed the purchase, including the pay-off of AAG’s existing debt arrangements, with approximately $2 billion of debt financing. Additional details related to the new debt financing can be found in the Company’s Form 8-K filed today.

About Genuine Parts Company
Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2016 revenues of $15.3 billion. Further information is available at www.genpt.com.

About Alliance Automotive Group
Alliance Automotive Group is a leading distributor of light and commercial vehicle parts to the independent aftermarket in France, Germany, the UK and Poland, doing business under the Groupauto France, Précisium, Partners and Gef’Auto brands in France, Groupauto UK, UAN and FPS in the UK, Alliance Automotive Group Germany in Germany and Groupauto Poland in Poland. AAG serves approximately 40,000 garages with over 100,000 different parts for repair and maintenance from a network of more than 300 company-owned stores and approximately 1,800 affiliated outlets. Further information is available at www.allianceautomotivegroup.eu.

Contacts
Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations – (678) 934-5628